Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) is dated as of the 14th day of May, 2012, and entered into by and between Inergy, L.P., a Delaware limited partnership (“Seller”), and Inergy Midstream, L.P., a Delaware limited partnership (“Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, on August 25, 2008 (the “Cutoff Date”), Buyer purchased from Demetree Salt, LLC all of the issued and outstanding membership interests (the “Interest”) in US Salt, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, on November 25, 2011, Buyer transferred, assigned and conveyed the Interest to Seller in connection with Buyer’s initial public offering;

WHEREAS, subsequent to Buyer’s acquisition of the Interest (including the period of time following Buyer’s conveyance thereof to Seller), the personnel responsible for managing the business and affairs of Buyer have also been responsible for managing the business and affairs of the Company, and the financial results of both Buyer and the Company have been included in Seller’s consolidated financial statements;

WHEREAS, Seller desires to sell the Interest to Buyer, and Buyer is willing to purchase the Interest from Seller, for the consideration and on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, represent, warrant and agree as follows:

1. Certain Terms Defined. In addition to terms defined elsewhere in this Agreement, the following capitalized terms have the meanings assigned to them in this Section 1:

“1060 Forms” has the meaning set forth in Section 2.3.

“Action” has the meaning set forth in Section 3.7.

“Affiliate” has the meaning assigned to such term in Rule 405 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

“Agreement” has the meaning set forth in the Preamble.

“Amendment to the Omnibus Agreement” means that certain amendment to the Omnibus Agreement, in the form attached hereto as Exhibit A.

“Assignment and Transfer of Membership Interest” means that certain Assignment and Transfer of Membership Interest, in the form attached hereto as Exhibit B, transferring the Interest to Buyer.

“Associated Employees” has the meaning set forth in Section 3.15(b).

“Balance Sheet Date” has the meaning set forth in Section 3.8(a).

“Basket” has the meaning set forth in Section 6.5(a).

“Business” means the actual lines of business conducted by the Company.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Units” means common units representing limited partnership interests in Buyer.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Price” has the meaning set forth in Section 2.1.

“Claim Notice” has the meaning set forth in Section 6.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“Consideration Units” means the Buyer Common Units constituting the Equity Consideration.

“Contracts” means any agreement of any kind or nature whatsoever by which any Person is legally bound, including all contracts, agreements, notes, bonds, instruments, leases, subleases, mortgages, Capital Leases, or other binding commitments or arrangements, express or implied, oral or written, and all amendments thereto.

“Cutoff Date” has the meaning set forth in the Preamble.

“Damages” has the meaning set forth in Section 6.1.

“Encumbrance” means any hypothecation, security interest, pledge, mortgage, lien, charge, defect of title, claim, community property interest, easement, equitable interest, option, right of first refusal, order, other encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means any water or water vapor, any land, including land surface or subsurface, air, fish, storm water, wildlife, flora, fauna, biota, and all other natural resources.

“Environmental Laws” means all federal, state and local environmental, chemical use, safety and sanitation Laws governing the use, presence, recycling, transfer, distribution, storage, treatment, generation, transportation, processing, handling, management, production, spill control, remediation, removal, discharge, Release, threatened Release or disposal of Hazardous Substances and the rules, regulations, policies, decisions, orders and directives of Governmental Authorities with respect thereto, but excluding Laws pertaining to the health and safety of the Company’s employees including, without limitation, the Occupational Safety and Health Act of 1970 (29 U.S.C. 651 et. seq.) and New York Labor Law Sections 27 and 27A.

“Environmental Permits” means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law for the operation of the Business or occupation of the Real Property.

“Equity Consideration” has the meaning set forth in Section 2.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.8(a).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental or quasi- governmental body administering, regulating or having general oversight over the Business of the Company or any of the assets associated with the Business of the Company.

“Hazardous Substance” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, chlorinated solvents, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), Articles 17, 27 and 37 of the New York State Environmental Conservation Law or any other applicable Environmental Law and the regulations promulgated thereunder.

“Indebtedness” means, with respect to a Person, all indebtedness, liabilities and obligations (including interest accrued on such indebtedness, liabilities and obligations), for money borrowed (including any Capital Lease) by the Person, or any contingent liability for any guaranty by the Person of any obligation of any other Person for money borrowed (including the pledge of any collateral or grant of any security interest by a Person and any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement. Indebtedness does not include trade accounts payable, accrued liabilities or expenses (except for interest accrued on indebtedness, liabilities or obligations (including make-whole, prepayment and other similar obligations) relating to money borrowed) or customer deposits.

“Indemnified Party” has the meaning set forth in Section 6.3.

“Indemnifying Party” has the meaning set forth in Section 6.3.

“Interest” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

“March 31 Financials” has the meaning set forth in Section 3.8(a).

“Material Adverse Effect” means with respect to the consequences of any event, fact or circumstance (including the occurrence or non-occurrence of any event, fact or circumstance) applicable to the Business, that such event, fact or circumstance has caused or is reasonably likely to cause, directly, indirectly or consequentially, singularly or in the aggregate with all such events, facts and circumstances, a material adverse effect on the assets, liabilities, financial condition, operating results or operations of the Business, all taken as a whole; provided, however, to the extent such effect results from any of the following, such effect will not be considered a Material Adverse Effect: (a) changes in general business or economic conditions, including such conditions related to the Business; (b) changes in industry conditions that do not disproportionately affect the Company; (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) general economic conditions or events affecting the financial, banking, or securities markets generally; (e) changes in United States generally accepted accounting principles; or (f) changes in law, rules, regulations, orders and other binding directives issued by any Governmental Authority.

“Material Contract” has the meaning set forth in Section 3.4.

“Notice Period” has the meaning set forth in Section 6.3(a).

“Omnibus Agreement” means the Omnibus Agreement dated effective as of December 15, 2011, among Inergy GP, LLC, Seller, NRGM GP, LLC and Buyer.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 3.5(b).

“Permitted Encumbrances” means: (i) liens for Taxes not yet due, or that are being contested in good faith by appropriate proceedings; (ii) statutory liens of mechanics, materialmen, warehousemen and other similar statutory liens for labor, materials or supplies, and which individually or in aggregate, do not materially detract from the value of the assets subject thereto or materially impair the operation of such assets as currently conducted or as proposed to be conducted; and (iii) with respect to the Real Property, (a) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities that do not in any material respect interfere with the present use by the Company of the Real Property and as to which there is no material default on the part of the Company, (b) all Encumbrances set forth in the Title Policy (other than any security interests or mortgages set forth therein in favor of Merrill Lynch Business Financial Services, Inc. or its assignees), (c) other Encumbrances arising in the ordinary course of business that do not have a materially adversely impact on the Company’s operations, and (d) landlord liens.

“Person” has the meaning set forth in Section 3.1(b).

“Plans” has the meaning set forth in Section 3.15(d).

“Purchase Price” has the meaning set forth in Section 2.1.

“Real Property” has the meaning set forth in Section 3.11(a).

“Refinery” means the Company’s Watkins Glen salt refinery located on the shore of Seneca Lake in the State of New York.

“Release” has the meaning given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), and the regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Steelworkers Agreement” means the Agreement, dated November 1, 2009 between the Company and the Steelworkers Union on behalf of Local Union 12460-4.

“Steelworkers Union” means, collectively, the United Steelworkers Union, AFL-CIO, CLC and United Steelworkers Union Local 12460-4.

“Taxes” means all taxes, levies or other similar governmental charges including all federal, state, local and foreign income, corporation, gross receipts, value-added, goods and services, license, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, ad valorem, excise, severance, unclaimed property (escheat) liability, windfall profits, stamp, license, payroll, withholding, social security and other taxes (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, additions to tax, and penalties and interest imposed thereon or with respect thereto.

“Tax Partnership” has the meaning set forth in Section 3.10(k).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Title Policy” shall mean that certain Owner’s Policy of Title Insurance No. 5608-25021, dated August 22, 2008, in the amount of $15,000,000.00, insuring fee simple title to the Real Property (and certain other interests) in and to the Company, together with all endorsements, schedules and exhibits appended thereto.

“Transaction Documents” has the meaning set forth in Section 3.3.

2. Sale and Purchase of Interest.

2.1 Purchase of Interest. Seller contemporaneously herewith sells, assigns and transfers to Buyer, and Buyer contemporaneously herewith purchases from Seller all of Seller’s right, title and interest in and to the Interest, for aggregate consideration consisting of (i) $182,500,000 in cash (the “Cash Price”) and (ii) 473,707 Buyer Units (the “Equity Consideration” and, together with the Cash Price, the “Purchase Price”).

2.2 Deliveries; Closing Obligations. Contemporaneously herewith:

(a) Buyer is: (i) delivering to Seller by wire transfer an amount equal to the Cash Price to the order of Seller, and (ii) causing the Equity Consideration to be issued to Seller.

(b) Seller is: (i) delivering to Buyer (A) a fully executed copy of the Assignment and Transfer of Membership Interest, and (B) a “Certificate of Non-Foreign Status” with regards to Section 1445 of the Code, in the form attached hereto as Exhibit C; and (ii) causing any Encumbrances (other than Permitted Encumbrances) on the assets of the Company not released prior to the date hereof to be released.

(c) The Amendment to the Omnibus Agreement was signed by all parties thereto.

2.3 Allocation of Purchase Price. The Purchase Price will for all Tax purposes be allocated in the manner set forth in Schedule 2.3. Unless otherwise required by Law, Buyer and Seller will act, and Buyer will cause the Company to act, in accordance with the relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code (the “1060 Forms”)), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by Law and not to take any position inconsistent with Schedule 2.3 on any Tax Return unless otherwise required by a final determination applicable to the relevant Tax jurisdiction resulting from an audit, subsequent proceedings or the expiration of the applicable statute of limitations.

3. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer, solely (in the case of representations and warranties relating to the Company) with respect to the period commencing as of the Cutoff Date, each of which is true and correct on the date hereof, each of which shall be unaffected by any investigation heretofore or hereafter made by Buyer and each of which shall survive the transactions contemplated hereby. Notwithstanding anything to the contrary herein, Seller is not providing any representation or warranty to Buyer (in the case of representations and warranties relating to the Company) with respect to the period prior to the Cutoff Date:

3.1 Organization; Capitalization.

(a) Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its assets and to conduct its business as and where such business is now conducted. Seller is the only member of the Company and is record and beneficial owner of all of the Interest.

(b) The Company is a limited liability company validly existing and in good standing under the Laws of Delaware, and has all requisite limited liability company power and authority to own, operate and lease its assets and to conduct its business as and where such business is now conducted. The Company has no subsidiaries and does not hold any equity or other ownership interest in any partnership, limited partnership, joint venture, corporation, limited liability company, trust, Governmental Authority and any other legal entity (together with an individual, a “Person”).

(c) Other than the Interest, there are no outstanding options, preemptive or other rights, warrants, agreements, voting trusts, proxies, contracts, calls, commitments or demands of any character relating to any limited liability company interests or other equity interests in the Company. Other than the Interest, there are no other securities of the Company, whether or not issued, including any securities convertible into or evidencing the right to purchase any limited liability company interest or other equity securities of the Company.

(d) Sections 3.1(a)-(c) accurately and completely describe the capitalization and ownership of the Company.

(e) All right, title and interest in and to the Interest is owned by Seller beneficially and of record free and clear of all Encumbrances and without any condition or restriction on transferability, except for restrictions under federal and state securities Laws, and, except for such restrictions, is being transferred to Buyer free and clear of all Encumbrances and without any condition or restriction on transferability.

3.2 Due Qualification. The Company is duly qualified to do business and is in good standing as a foreign limited liability company under the Laws of the States of Kansas, Missouri, New York and Pennsylvania.

3.3 Authority; Binding Effect. Seller has the requisite limited partnership right, power, authority and capacity to execute and deliver this Agreement and all other agreements contemplated hereby to be entered into by it, to perform its obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and all other agreements and documents contemplated hereby (the “Transaction Documents”) to be entered into by Seller and the performance of its obligations hereunder and thereunder have been duly approved by all necessary limited partnership action, and no further approvals are required by the officers, directors, partners, managers, members, or equity holders of Seller in connection therewith. This Agreement and each of the Transaction Documents contemplated hereby to be entered into by Seller constitute (or, when executed, will constitute) the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at Law or in equity).

3.4 No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance of this Agreement by Seller, and the execution, delivery and performance of the Transaction Documents by Seller, do not (i) violate (A) any applicable Law in any material respect or (B) any applicable order, writ, injunction, decree, judgment or ruling of any Governmental Authority, (ii) conflict with or violate any provision of the certificate of limited partnership or the agreement of limited partnership of Seller, (iii) conflict with or violate any provision of the certificate of organization or the limited liability company agreement of the

Company, or (iv) require the consent of any Person or result in the material breach of or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material default) under, violate, conflict with, materially breach or give rise to any right of termination, cancellation, modification or acceleration, or to a loss of material benefit to which the Company is entitled, under (A) any contract to which the Company is a party and that (I) involves, or may reasonably be expected to involve, the payment or receipt of $100,000 or more (whether in cash or in goods or services of an equivalent value) over its term, including extension and renewal rights that are at the option of the counterparty (i.e., not the Company) to such Contract, or $50,000 during any one year; (II) imposes any restriction on the conduct of the Business (including noncompetition and similar restrictions); (III) was not made in the ordinary course of business of the Company consistent with past practice; (IV) burdens, benefits, or imposes liabilities upon, or otherwise with respect to, any Real Property; (V) the continued conduct of the Business is dependent upon; (VI) is a partnership, joint venture or other similar contract; or (VII) is a collective bargaining or other labor union contract (each, a “Material Contract”), or (B) any licenses, authorizations, permits, consents or approvals of any Governmental Authority required for the Company to own, license or lease and operate its properties or to conduct the Business in substantially the same manner as conducted by the Company on the date hereof.

3.5 Approvals, Licenses, Permits and Authorizations.

(a) To the knowledge of Seller, no (i) order, license, consent, waiver, authorization or approval of, or (ii) giving of notice to, or (iii) filing, recording, publication, registration or other action with or by, any Governmental Authority is necessary on behalf of Seller or the Company (y) to authorize Seller’s execution, delivery and performance of this Agreement or any other Transaction Document, or (z) for the legality, validity, binding effect or enforceability with respect to Seller or the Company of this Agreement or any other Transaction Document.

(b) The Company has all permits, licenses, approvals, authorizations, consents or registrations (collectively, “Permits”) issued or granted by Governmental Authorities that are necessary for the conduct of the Business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. All such Permits are validly held by the Company and are in all material respects in full force and effect. The Company has complied in all material respects with the terms and conditions of such Permits and such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution, delivery and performance by Seller of this Agreement or any other Transaction Document or the consummation by Seller of the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, have a Material Adverse Effect. No proceeding is pending or, to the knowledge of Seller, threatened with respect to any alleged failure by the Company to have any material Permit necessary for the operation of any of the Company’s assets or the conduct of the Business or to be in compliance therewith. This Section 3.5(b) does not include any matters with respect to Environmental Permits or Environmental Laws; such matters are being addressed exclusively by Section 3.13.

3.6 Compliance With Laws. The Company is not in violation of any Law, or any order, writ, injunction or decree of any Governmental Authority to which it or any of its assets is subject, except for a violation that would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 No Litigation. Except as set forth on Schedule 3.7 attached hereto, there is no lawsuit, claim, demand, action, investigation, hearing, charge, condemnation or other proceeding, complaint or notice of noncompliance, whether or not such matter is by or before any Governmental Authority, mediator or arbitrator (an “Action”) or other proceeding or governmental investigation or examination or any change in any zoning or building ordinance adversely affecting the property of the Company, pending or, to the knowledge of Seller, threatened, or any injunctions or orders entered, pending or, to the knowledge of Seller, threatened, against the Company or any of its properties or assets, at Law or in equity, and, to the knowledge of Seller, there exists no basis for the commencement and successful prosecution of any of the foregoing.

3.8 Financial Statements.

(a) Attached as Schedule 3.8(a) are accurate and complete copies of: (i) the unaudited balance sheet of the Company as of September 30, 2011 and the related unaudited statements of operations and cash flows of the Company for the fiscal year ending September 30, 2011 (the “Balance Sheet Date”) (collectively, the “Financial Statements “), and (ii) the unaudited balance sheet of the Company as of March 31, 2012 and unaudited statements of operations and cash flows for the six months ended March 31, 2012 (the “March 31 Financials”); all of which have been previously delivered to Buyer. The Financial Statements fairly present the financial position of the Company as of the Balance Sheet Date and the March 31 Financials fairly present the financial position of the Company as of March 31, 2012, in all material respects, and the results of the Company’s operations as of the dates and for the periods indicated above, and have been prepared in conformity with GAAP (with the exception that the Financial Statements and March 31 Financials do not include both a statement of stockholders equity and footnotes), applied on a consistent basis throughout the periods covered thereby, and no event has occurred after the Balance Sheet Date that would be required to be set forth in the Financial Statements under GAAP (or in footnotes thereto, if footnotes were prepared).

(b) The Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, that are required to be reflected or reserved against on its balance sheet under GAAP that is part of the Financial Statements other than (i) those which are fully and adequately reflected or reserved against in the Company’s balance sheet included in the Financial Statements, and (ii) liabilities (other than non-current liabilities and Indebtedness for borrowed money) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.

3.9 Absence of Certain Events. Since the Balance Sheet Date, the Business has been operated only in the ordinary course of business consistent with past practice and in particular:

(a) there has not been any Material Adverse Effect;

(b) except in the ordinary course of business consistent with past practice, there has not been (i) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Company’s assets or the Business or (ii) any cancellation, modification or settlement for less than the full amount thereof of any debt or claim by or owing to the Company;

(c) the Company has not (i) incurred any non-current obligation or liability (including any Capital Lease) or assumed, guaranteed, endorsed or otherwise become responsible for any non-current liabilities or obligations of any other Person (including any Capital Lease) (whether absolute, accrued, contingent or otherwise), (ii) transferred or granted any rights under any Material Contract other than in the ordinary course of business consistent with past practice, (iii) modified or changed any Material Contract other than in the ordinary course of business consistent with past practice, (iv) entered into any transaction, contract or commitment that by reason of its size or otherwise was material to the Business or financial condition of the Company or that was not in the ordinary course of business consistent with past practice, (v) declared or paid any dividend or made any distribution or payment, (vi) delayed or postponed the payment of any non-current liabilities, or (vii) made any capital investments in, any loan to or any acquisition of the securities or assets of any other Person that was material to the Business or financial condition of the Company or other than in the ordinary course of business consistent with past practice;

(d) except for the replacement of obsolete materials or in the ordinary course of business, the Company has not terminated, discontinued, closed or disposed of any plant, facility or any other portion of its assets;

(e) except for the Omnibus Agreement and the Contracts disclosed in the Financial Statements, the Company is not currently a party to any Contract between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company, the Buyer and the Buyer’s subsidiaries), on the other hand; and

(f) the Company has not entered into a Contract to do any of the foregoing.

3.10 Tax Returns and Tax Audits.

(a) Seller and the Company have timely filed with all appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to the Company or its assets for all years and periods starting with the Cutoff Date for which such Tax Returns have become due. All such Tax Returns are correct and complete in all material respects. All such Tax Returns that are based on income have been prepared on the same basis as those of previous years; and, since the Cutoff Date, all Taxes of Seller and the Company (whether or not shown to be due on any Tax Returns) have been fully paid prior to the date on which such Taxes would otherwise be delinquent.

(b) Seller and the Company have made adequate accruals for the payment of all Taxes payable in respect of the periods starting with the Cutoff Date and ending prior to the date hereof and any period subsequent to the last period for which such Taxes were paid, and, to the knowledge of Seller, the Company has no liability for such Taxes in excess of the amounts so paid or accruals so made.

(c) There are no Liens for Taxes with respect to the assets of the Company (except for statutory Encumbrances for current Taxes not yet due).

(d) Neither Seller nor the Company is a party to any pending Action by any Governmental Authority nor, to the knowledge of Seller, is any Action threatened or contemplated by any Governmental Authority, for assessment or collection of Taxes or any other governmental charges with respect to the Company or its assets, and no claim for assessment or collection of Taxes or any other governmental charges has been asserted against either Seller or the Company with respect to the Company or its assets, nor, to the knowledge of Seller, is the assertion of any such Action pending or contemplated nor, to the knowledge of Seller, is there any basis for any such Action with respect to the period beginning as of the Cutoff Date. To the knowledge of Seller, since the Cutoff Date, there has been no adverse reports prepared by any agent of the IRS with respect to any Tax matter involving with respect to the Company or its assets.

(e) Each of Seller and the Company is not and, since the Cutoff Date, has not been required to file any Tax Returns with, or pay any Taxes to, any foreign countries or political subdivisions thereof with respect to the Company or its assets. Neither Seller nor the Company has in effect any powers of attorney with respect to any Tax matters involving the Company or its assets. Since the Cutoff Date, no consent been filed by Seller or the Company to have the provisions of Section 341(f)(2) of the Code apply to the Company or its assets, nor has any agreement under Section 341(f)(3) of the Code been filed following the Cutoff Date by Seller or the Company with respect to the Company or its assets.

(f) The Company has, since the Cutoff Date, been treated as a partnership or a disregarded entity for federal income tax purposes and no election has been made that is inconsistent with such treatment,

(g) The Company is not, and since the Cutoff Date has never been, a party to any Tax sharing or allocation Contracts, arrangements or understandings, whether written or oral.

(h) Since the Cutoff Date, the Company has complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, since the Cutoff Date and within the time and within the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, member and other third party.

(i) No written notice has been received, nor to the knowledge of Seller has any oral notice been received, by the Company from any Governmental Authority, since the Cutoff Date, in a jurisdiction where the Company does not file Tax Returns stating that the Company is required to file Tax Returns with that jurisdiction,

(j) Seller has no knowledge of any fact or circumstance that arose following the Cutoff Date that would give rise to a claim by a state in which Seller or the Company is not currently filing income tax returns that either Seller or the Company has such an income tax filing responsibility with respect to the operations or assets of the Company.

(k) The Company has not been at any time since the Cutoff Date a member of any partnership, joint venture or other arrangement or Contract that is treated as a partnership for federal, state, local or foreign tax purposes (a “Tax Partnership”) or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

3.11 Real Property.

(a) The Title Policy lists all of the real property in which the Company has any ownership and other interests and which is necessary for the conduct of the Business as currently conducted (except as would not, individually or in the aggregate, have a Material Adverse Effect) (collectively, the “Real Property”). The Company does not lease, as lessee, landlord, sublandlord, licensor or otherwise, or otherwise make available, any interest in real or mixed property including, without limitation, the Real Property. The Company has good and indefeasible fee simple title to all real property in which the Company has any ownership free and clear of all Encumbrances except for Permitted Encumbrances.

(b) Neither Seller nor the Company has received notice of any threatened or pending actions, orders, or forbearances in effect as to the Real Property, and to the knowledge of Seller and the Company, no action, order or forbearance is currently in effect or threatened with respect to the Real Property including, without limitation, any condemnation or similar proceeding, special assessment or change in zoning.

3.12 Other Property and Inventory.

(a) The Company has good and indefeasible title to all tangible personal property (other than construction in process) of the Company necessary for the conduct of the Business as currently conducted (except as would not, individually or in the aggregate, have a Material Adverse Effect), free and clear of all Encumbrances except Permitted Encumbrances. The Company has good and indefeasible title to all of the tangible personal property reflected in the balance sheets included in the Financial Statements.

(b) The material machinery and equipment (including automobiles, trucks and heavy machinery) regularly used by the Company in the Business are in an operating condition and repair as of the date of this Agreement that is adequate for such uses.

(c) All product inventories of the Company are of a quality and quantity usable in the ordinary course of its business. The values at which product inventories of the Company are carried on its books of account reflect the normal inventory valuation policy of the Company on a first-in-first-out basis at the lower of cost or market.

(d) The trade accounts receivable of the Company as shown on its books and records have arisen in the ordinary course of business, represent valid obligations owed to the Company and are recorded as accounts receivable on the books of the Company in accordance with GAAP.

(e) The Company has (and, after the consummation of the transactions contemplated hereby, will have) a level of working capital that is adequate for the continuing operation of the Business, consistent with past practice.

3.13 Environmental.

(a) Except as provided in Schedule 3.13(a), as of the Cutoff Date and through the date hereof, the Company has complied and is in compliance with all Environmental Laws.

(b) All Environmental Permits necessary for the construction, equipping, ownership, use or operation of the Business as currently conducted or occupation of the Real Property has been obtained and Seller has, in all material respects, complied and is in material compliance with such Environmental Permits. The Environmental Permits are in full force and effect, and the transactions will not materially adversely affect them.

(c) Except as provided in Schedule 3.13(a), there are no actions pending or, to the knowledge of Seller, threatened, that could reasonably be expected to cause the incurrence of material expenses or costs or that seek material money damages, injunctive relief, investigatory, corrective or remedial action or remedy that arise out of, relate to or result from (i) conditions of the Environment on the Real Property, (ii) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (iii) the presence of any Hazardous Substances or a Release or the threat of a Release of any Hazardous Substances, (iv) arrangement for treatment or disposal of any Hazardous Substances at any location other than the Real Property, or (v) human exposure to any Hazardous Substance (excluding exposure by Company employees, which is governed by Section 3.15) to the extent the same arise from the condition of the Real Property since the Cutoff Date.

(d) As of the Cutoff Date and through the date hereof, Seller has not received any form of notice or inquiry, notice of violation or enforcement notice from any Governmental Authority, any operator, tenant, subtenant, licensee or occupant of the Real Property or any property adjacent to or within one half mile of the Real Property or any other Person with regard to a Release or the threat of a Release of any Hazardous Substances on, under, at or from the Real Property, or any property adjacent to or within the immediate vicinity of the Real Property in violation of any applicable Law; and to Seller’s actual knowledge there has been no Release or threat of Release of any Hazardous Substances by the Company on, under, at, from or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup or remediation by the Company pursuant to any Environmental Law.

3.14 Contracts and Commitments.

(a) Each Material Contract is in full force and effect as to the Company and embodies the Company’s complete understanding of the parties agreement with respect to the subject matter thereof. There exists no material default or claim thereof by the Company, or, to the knowledge of Seller, any other party to any Material Contract. There are no facts or conditions that, if continued or noticed, would result in a material default by the Company under any Material Contract. The Company has not received any notice that any other Person intends to cancel, modify or terminate any Material Contract, or to exercise or not to exercise any options thereunder. The Company has not given any notice of cancellation, modification or termination of any Material Contract or of exercise or non-exercise of any options thereunder. Each Material Contract is a valid and binding agreement with respect to the Company and enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at Law or in equity). No consent or approval of the other parties to any Material Contract or any Person pursuant to any Material Contract is required for the consummation of the transactions contemplated herein.

(b) The Company is not a party to any contract for goods or services or any lease with Seller, or any officer, director, manager or other senior employee of Seller or the Company or any Affiliate of any such Person nor are there any loans or advances to any such Persons from the Company that are presently outstanding.

(c) After the date hereof, none of Seller or its Affiliates (excluding Buyer, its subsidiaries and its general partner) will have any legal rights with respect to the use, operation or maintenance of the Business or its assets.

3.15 Labor Matters.

(a) The Company employs employees, some of which are covered by the Steelworkers Agreement. Except for the Steelworkers Union: (i) the Company has not agreed to recognize any union or other collective bargaining representative; and (ii) no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the Company’s employees. None of the Company’s employees are covered by any collective bargaining agreement, other than the Steelworkers Agreement. The Steelworkers Agreement has been duly ratified, certified and approved by the parties having authority to ratify, certify or approve it.

(b) None of the following are pending or, to the knowledge of Seller, threatened against or affecting the Company or the Refinery:

(i) labor strikes, slowdowns, lockouts, representation or certification campaigns, or work stoppages with respect to the Company’s employees or any of the Seller’s employees who provide exclusive or shared services to the Company (the “Associated Employees”);

(ii) material claims, grievances or arbitration proceedings, written decisions, letter agreements or settlement agreements arising out of collective bargaining agreements, including the Steelworkers Agreement, to which any of the Company, Seller or Affiliates of Seller is a party;

(iii) unfair labor practices or unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority responsible for regulating labor relations; or

(iv) charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices.

(c) Since the Cutoff Date, there have not been any plant closings, mass layoffs or other terminations of the Company’s employees or of the Associated Employees that would create any liabilities for the Company under the Worker Adjustment and Retraining Notification Act or similar Laws.

(d) The Company does not sponsor, maintain or contribute to or have or could reasonably be expected, directly or indirectly, to have any actual or contingent liability with respect to, nor does it have any legal or equitable obligation to establish, maintain or contribute to any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of ERISA (any of the foregoing arrangements for the benefit of such persons are hereinafter collectively referred to as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by Seller or an Affiliate (other than the Company).

3.16 Investment Representations.

(a) Seller is an “accredited investor” (as such term is used in Rule 501 under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in Buyer Units, and it is able to bear the economic risk of such an investment for an indefinite period of time. Seller was not formed for the specific purpose of acquiring Buyer Units.

(b) The Consideration Units are being acquired (i) solely for investment for the account of Seller and not as nominee or agent or otherwise on behalf of any other Person, and (ii) not with a view to or with any present intention to reoffer, resell, fractionalize, assign, grant any participating interest in, transfer or otherwise distribute the Consideration Units in violation of the Securities Act.

(c) Seller understands that the transfer of the Consideration Units to Seller has not been registered under the Securities Act or any applicable state securities Laws by reason of a specified exemption from the registration provisions of the Securities Act and applicable state securities Laws, which depends upon, among other things, the bona fide nature of Seller’s investment intent as expressed herein.

(d) Seller understands that Buyer is under no obligation to register the Consideration Units for sale on Seller’s behalf or to assist Seller in complying with any exemption from registration under the Securities Act or under applicable state securities Laws.

(e) Seller agrees that the certificates evidencing the Consideration Units will be stamped or otherwise imprinted with a conspicuous legend in substantially the following form:

The Units represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws. These Units have been acquired for investment and not with a view to distribution or resale, and may not be sold, pledged, hypothecated, donated or otherwise transferred, whether or not for consideration, without an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to Inergy Midstream, L.P. that such registration is not required with respect to the proposed disposition thereof and that such disposition will not cause the loss of the exemption(s) upon which Inergy Midstream, L.P. relied in issuing these Units to the original purchaser thereof.

(f) Seller agrees that a stop transfer order that gives effect to the foregoing restrictive legend will be placed on the transfer books maintained with respect to the Consideration Units for so long as transfers are restricted under the Securities Act.

3.17 No Other Warranties. Except for the specific representations and warranties of Seller expressly set forth in this Section 3, there are no other representations or warranties (including any warranty of merchantability or warranty of fitness for a particular purpose), express or implied, made by Seller, the Company or any of their employees, agents, members, partners, managers or representatives relating to or concerning any assets, properties, liabilities, obligations, financial condition, operations, or other aspects or prospects of the Company and its business (including the physical condition, structural integrity, suitability or usability of any salt caverns for gas storage purposes), and all assets, properties and business of the Company are being acquired by Buyer in AS IS, WHERE IS CONDITION AND WITH ALL FAULTS.

3.18 Reliance. Seller has been actively involved in the management of the Company and, in connection with its decision to sell the Interest pursuant to this Agreement, is not relying upon any representation or warranty of Buyer or the Company regarding the Company or its business, financial condition or results of operations, except as expressly set forth herein.

4. Representations and Warranties of Buyer. Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, each of which shall be unaffected by any investigation heretofore or hereafter made by Seller and each of which shall survive the transactions contemplated hereby:

4.1 Organization. Buyer is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its assets and to conduct its business as and where such business is now conducted.

4.2 Due Qualification. Buyer is duly qualified to do business and is in good standing under the Laws of the States of Missouri, New York and Texas.

4.3 Authority; Binding Effect. Buyer has the requisite limited partnership right, power, authority and capacity to execute and deliver this Agreement and all other agreements contemplated hereby to be entered into by it, and to perform its obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Transaction Documents and the performance of its obligations hereunder and thereunder have been duly approved by all necessary limited liability company action, and no further approvals are required by the officers, directors, partners, managers, members or equity holders of Buyer in connection therewith. This Agreement and each of the Transaction Documents contemplated hereby to be entered into by Buyer constitute (or, when executed, will constitute) the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at Law or in equity).

4.4 No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents do not, (i) violate (A) any applicable Law in any material respect, or (B) any order, writ, injunction, decree, judgment or ruling of any Governmental Authority, or (ii) conflict with or violate any provision of the certificate of limited partnership or the agreement of limited partnership of Buyer.

4.5 Approvals, Licenses and Authorizations. No (i) order, license, consent, waiver, authorization or approval of, or (ii) giving of notice to, or (iii) filing, recording, publication, registration or other action is necessary on behalf of Buyer (y) to authorize Buyer’s execution, delivery and performance of this Agreement or any other Transaction Document, or (z) for the legality, validity, binding effect or enforceability with respect to Buyer of any of the foregoing.

4.6 Reliance. Buyer has been actively involved in the management of the Company and, in connection with its decision to purchase the Interest pursuant to this Agreement, is not relying upon any representation or warranty of Seller or the Company regarding the Company or its business, financial condition or results of operations, except as expressly set forth herein.

5. Covenants and Acknowledgements.

5.1 Proration of Taxes. All ad valorem Taxes (including real property, personal property and inventory) against or in respect of the assets of the Company for the taxable period which includes the day before the date hereof will be prorated between Seller and Buyer as of the end of the day before the date hereof based on the ratio of the number of days in the portion of any taxable period that includes the day before the date hereof and the number of days in the entire Tax period. If the amount of such Taxes or assessments cannot be ascertained as of the day before the date hereof, proration will be made on the basis of the preceding year and to the extent that such proration may be inaccurate Buyer and Seller agree to make such payment to the other within ten business days after the Tax statements have been received which are necessary to allocate such Taxes properly between Buyer and Seller as of the end of the day before the date hereof; provided, however, that Seller will have no responsibility for any increase in ad valorem Taxes resulting from any increase in valuation assessments of property resulting from the transactions contemplated by this Agreement. Buyer will cause the Company to pay such Taxes when due and Buyer’s and Seller’s prorated portions thereof will be paid by Buyer and Seller upon the Company’s request to the extent not already paid by such Person. Ad valorem Taxes include payments to be made by the Company in lieu of ad valorem Taxes under any PILOT program.

5.2 Cooperation with Tax Filings. Buyer and Seller will reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Company or its assets, Buyer and Seller acknowledge that the transfer of the Interest (other than the proportionate share contributed in exchange for Buyer Units) will be treated as an asset purchase for Federal and state income tax purposes. Accordingly, Seller will file all Tax Returns for the period ending at the effective time of the transfer of the Interest. Such cooperation includes the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 5.2. Buyer and Seller will (A) retain (or cause the Company to retain) all books and records with respect to Tax matters relating to the Company relating to any taxable period beginning before the date hereof until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (B) give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, allow the other party to take possession of such books and records. For those Taxes for which the Company is deemed to continue as the same state Law entity after the consummation of the transactions contemplated by this Agreement, the Company will not, and Buyer will not cause or allow the Company to, file any amended Tax Returns for periods ending on or before the date hereof unless required by Law; and if required by Law, Buyer will provide advance notice to Seller of such filing and at least ten days to review and comment on (but not approve) such filing.

5.3 Cash Tax Refunds for Certain Periods. Buyer will promptly pay to Seller any cash Tax refund received by Buyer (or any Affiliate of Buyer) or the Company directly related to the operations, activities or assets of the Company for any taxable period or any portion of any taxable period ending prior to the date hereof, that includes the date hereof.

5.4 Audited Financials. Seller shall use commercially reasonable efforts to provide or to cooperate with Buyer as it may reasonably request from Seller in Buyer’s preparation of the financial statements necessary for Buyer to timely meet its disclosure and filing requirements pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, and to provide direct access to the data required to prepare such financial statements for auditing purposes. Data provided will be limited to such information that Seller has readily available for up to three years prior to the year in which the request is made and within the periods 2009 to 2012. All expenses for this process, including the preparation of such financial statements, shall be borne by Buyer; provided that Seller shall bear its internal costs concerning the allocation of personnel to abide by its undertaking made in this Section 5.4.

5.5 Expenses. Each Party agrees to pay, without right of reimbursement from any other Person (including the Company), the costs incurred by such party incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder, including the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement. Buyer will be responsible for paying any and all sales taxes, transfer taxes, stamp taxes and similar transfer (issuance) taxes that may be imposed by any Governmental Authority as a result of the purchase and sale of the Interest and issuance of the Consideration Units.

6. Indemnification.

6.1 Seller’s Indemnity. Subject to the provisions of this Section 6, Seller, from and after the date hereof, will indemnify, defend and hold Buyer and its partners, members, directors, officers, agents, employees, representatives, successors and assigns, harmless from and against all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and attorneys’ and accountants’ fees and disbursements) (collectively “Damages”) incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named Persons, directly or indirectly, resulting from or in connection with:

(a) any representation or warranty made by Seller in this Agreement or in any Transaction Document not having been accurate and complete;

(b) any breach by Seller of any covenant or obligation made or undertaken in this Agreement or in any Transaction Document; and

(c) any Action incident to any of the foregoing.

6.2 Buyer’s Indemnity. Subject to the provisions of this Section 6, Buyer, from and after the date hereof, will indemnify, defend and hold Seller and its partners, members, directors, officers, agents, employees, representatives, successors and assigns, harmless from and against all Damages incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named Persons, directly or indirectly, resulting from or in connection with:

(a) any representation or warranty made by Buyer in this Agreement or in any Transaction Document not having been accurate and complete;

(b) any breach by Buyer of any covenant or obligation made or undertaken in this Agreement or in any Transaction Document; and

(c) any Action incident to any of the foregoing.

6.3 Procedure. All claims for indemnification by Buyer or Seller under this Section 6 (the Party claiming indemnification and the Party against whom such claims are asserted being the “Indemnified Party” and the “Indemnifying Party,” respectively) must be asserted and resolved as follows:

(a) If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party will with reasonable promptness give notice (the “Claim Notice”) to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such claim and demand). The Indemnifying Party will not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement, and, as a result of such failure, the Indemnifying Party’s ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party will have ten days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party, subject to providing reasonable advance notice to the Indemnifying Party of such action and a copy of any documentation to be provided or submitted in connection therewith; provided, that failure to deliver any such notice shall not be deemed a breach hereunder except to the extent the Indemnifying Party’s ability to defend against the claim or demand is materially prejudiced. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party will, subject to the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations and the Indemnified Party shall not compromise or settle the claim without the Indemnifying Party’s prior written consent. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party may, but is not required to, undertake or continue the defense of, and compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf, for the account and at the risk of the Indemnifying Party.

(b) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party’s expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party elects to contest.

(c) If any Indemnified Party has a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party will send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.

6.4 Time Limitations on Certain Obligations.

(a) Seller will have no liability for indemnification under this Agreement pursuant to Section 6.1(a), except for the representations and warranties set forth in Sections 3.1 (Organization; Capitalization), 3.2 (Due Qualification), 3.3 (Authority; Binding Effect), and 3.10 (Tax Returns and Tax Audits), unless on or before the end of the 12th month following the date hereof Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Sections 3.1 (Organization; Capitalization), 3.2 (Due Qualification), 3.3 (Authority; Binding Effect), and 3.10 (Tax Returns and Tax Audits), may be made at any time.

(b) Buyer will have no liability for indemnification under this Agreement pursuant to Section 6.2(a), except for the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Due Qualification) and 4.3 (Authority; Binding Effect), unless on or before the end of the 12th month following the date hereof Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim with respect to Sections 4.1 (Organization), 4.2 (Due Qualification) and 4.3 (Authority; Binding Effect), may be made at any time.

6.5 Limitations on Amount.

(a) Subject to the last sentence of this Section 6.5(a), Seller will have no liability for indemnification under Section 6.1(a) until the total of all Damages with respect to such matters exceeds $1,750,000 (this amount, the “Basket”), and once such amount has been exceeded, Seller will be liable for indemnification for the total of all Damages in excess of the Basket. Subject to the last sentence of this Section 6.5(a), Seller’s aggregate liability under Section 6.1(a) (but excluding any liability for breach of any of Seller’s representations and warranties contained in Sections 3.1 (Organization;

Capitalization), 3.2 (Due Qualification), 3.3 (Authority; Binding Effect), and 3.10 (Tax Returns and Tax Audits)) is limited to $15,750,000. Notwithstanding the foregoing, this Section 6.5(a) will not apply to any breach of any of Seller’s representations and warranties contained in Sections 3.1 (Organization; Capitalization), 3.2 (Due Qualification), 3.3 (Authority; Binding Effect), and 3.10 (Tax Returns and Tax Audits); provided that the first sentence of this Section 6.5(a) shall apply with respect to any breach of any of Seller’s representations and warranties contained in Section 3.10 (Tax Returns and Tax Audits).

(b) Subject to the last sentence of this Section 6.5(b), Buyer will have no liability for indemnification under Section 6.2(a) until the total of all Damages with respect to such matters exceeds the Basket, and once such amount has been exceeded, Buyer will be liable for indemnification for the total of all Damages in excess of the Basket. Subject to the last sentence of this Section 6.5(b), Buyer’s aggregate liability under Section 6.2(a) (but excluding any liability for breach of any of Buyer’s representations and warranties contained in Sections 4.1 (Organization), 4.2 (Due Qualification) and 4.3 (Authority; Binding Effect)) is limited to $15,750,000. Notwithstanding the foregoing, this Section 6.5(b) will not apply to any breach of any of Buyer’s representations and warranties contained in Sections 4.1 (Organization), 4.2 (Due Qualification) and 4.3 (Authority; Binding Effect).

(c) The Parties have agreed upon the amount of the Basket as a means of applying a materiality standard to the amount of any claim that Buyer may have against Seller, or that Seller may have against Buyer, resulting from a breach of Seller’s or Buyer’s representations and warranties, as the case may be. Therefore, for purposes of determining whether any breach of the representations or warranties of Seller or Buyer, as the case may be, has occurred and for purposes of calculating the dollar amount of Damages to which Buyer or Seller, as the case may be, is entitled to indemnification (including the amounts needed to reach the Basket), each of Seller’s and Buyer’s representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty as to such items made without such qualification.

6.6 Waiver of Punitive Damages. No Party will be liable to another party for any consequential, indirect, incidental, punitive, exemplary, special or other similar damages or lost profits resulting from or arising out of this Agreement or the transactions contemplated by this Agreement.

6.7 Costs. If any Action is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement (including the indemnification provision), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in that Action, in addition to any other relief to which it may be entitled.

6.8 Exclusive Remedy. Each Party’s sole and exclusive remedy with respect to all claims relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Section 6.

7. Miscellaneous.

7.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the Laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the Laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Delaware.

7.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.2.

For notice to Seller:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 842-8181

For notice to Buyer:

Inergy Midstream, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (877) 506-3359

7.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

7.4 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

7.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of both Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

7.6 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. This Agreement does not create any rights or benefits for any entity or individual other than the Parties.

7.7 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

7.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

7.10 Rules of Construction. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Section numbers refer to Sections of this Agreement. Unless otherwise specifically indicated or the context otherwise requires, the terms “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.”

7.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

7.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable Law.

7.13 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of either Party or other Person shall have the right, separate and apart from Seller or Buyer, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

7.14 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director or manager of Seller, Buyer or their respective general partners.

7.15 Legal Compliance. The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all Laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INERGY, L.P.

By:	Inergy GP, LLC, its general partner

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	President and Chief Executive Officer

INERGY MIDSTREAM, L.P.

By:	NRGM GP, LLC, its general partner

By:	/s/ R. Brooks Sherman, Jr.
Name:	R. Brooks Sherman, Jr.
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Membership Interest Purchase Agrrement]

EXHIBIT A

ASSIGNMENT AND TRANSFER OF MEMBERSHIP INTERESTS

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Inergy, L.P., a Delaware limited partnership (hereinafter referred to as “Assignor”), hereby assigns, sets over and transfers to Inergy Midstream, L.P., a Delaware limited partnership (hereinafter referred to as “Assignee”), effective as of the date hereof, all of Assignor’s membership interests in US Salt, LLC, a Delaware limited liability company, being a 100% membership interest, leaving Assignor without an interest in US Salt, LLC and Assignee hereby accepts such assignment and transfer.

TO HAVE AND TO HOLD the same unto Assignee, its respective successors and assigns forever.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of May 14, 2012.

ASSIGNOR		ASSIGNEE

INERGY, L.P.		INERGY MIDSTREAM, L.P.

By:	INERGY GP, LLC, its general partner	By:	NRGM GP, LLC, its general partner

By:	/s/ John J. Sherman	By:	/s/ R. Brooks Sherman, Jr.

	Name: John J. Sherman	Name:	R. Brooks Sherman, Jr.

	Title: President and Chief Executive Officer	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT B

AMENDMENT TO OMNIBUS AGREEMENT

This AMENDMENT TO THE OMNIBUS AGREEMENT (“Amendment”) is entered into on, and effective as of May 14, 2012, among Inergy GP, LLC, a Delaware limited liability company (“NRGY GP”), Inergy, L.P., a Delaware limited partnership (“NRGY”), NRGM GP, LLC, a Delaware limited liability company (the “General Partner”), and Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into the Omnibus Agreement effective as of December 15, 2011 (the “Agreement”)

WHEREAS, the Parties desire to amend the Agreement as set forth in this Amendment and the Conflicts Committee of the Partnership has provided its prior approval to this Amendment;

NOW THEREFORE, in consideration of the respective agreements of the parties set forth herein, the Parties hereby agree as follows:

1.	The provisions of Article III of the Agreement shall not apply, and no Party shall have any indemnity right or obligation towards any other Party under the Agreement with respect to US Salt, LLC and its operations.

2.	The provisions of this Amendment shall not affect the rights of the Partnership or NRGY under that certain Membership Interest Purchase Agreement between them dated the date hereof.

3.	This Amendment represents the complete and entire understanding of the Parties on the subject matter hereof and supersedes and replaces all prior understandings, agreements or commitments of the parties. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms.

4.	The provisions of Article VI of the Agreement shall apply to this Amendment, mutatis mutandis.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date above.

INERGY GP, LLC

By:	/s/ John J. Sherman

Name:	John J. Sherman
Title:	President and Chief Executive Officer

INERGY, L.P.

By:	Inergy GP, LLC, its general partner

By:	/s/ John J. Sherman

Name:	John J. Sherman
Title:	President and Chief Executive Officer

NRGM GP, LLC

By:	/s/ R. Brooks Sherman, Jr.

Name:	R. Brooks Sherman, Jr.
Title:	Executive Vice President and Chief Financial Officer

INERGY MIDSTREAM, L.P.

By:	NRGM GP, LLC, its general partner

By:	/s/ R. Brooks Sherman, Jr.

Name:	R. Brooks Sherman, Jr.
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT C

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

MAY 14, 2012

Section 1445 of the Internal Revenue Code of 1986 provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Inergy, L.P., a Delaware limited partnership (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

(i)	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986 and Income Tax Regulations);

(ii)	Transferor is not a disregarded entity as defined in Sec. 1.1445-2(b)(2)(iii);

(iii)	Transferor’s U.S. Employer Identification Number is 43-1918951; and

(iv)	Transferor’s office address is Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112.

Transferor understands that this certificate may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this certificate on behalf of Transferor.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Non-Foreign Status as of the date first written above.

INERGY, L.P.

By: Inergy GP, LLC, its general partner

By:	/s/ R. Brooks Sherman, Jr.
Name:	R. Brooks Sherman, Jr.
Title:	Executive Vice President and Chief Financial Officer